                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                 by and between

                             THE BAGEL PLACE, INC.

                                      and

                             SILVERADO FOODS, INC.


                                 July 25, 1996

                               TABLE OF CONTENTS
                               -----------------


                                                                    Page
                                                                    ----
                                   ARTICLE 1
                                   ---------

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

Section 1.01    Basic Transaction..................................   1
Section 1.02    Consideration for Purchased Assets.................   4
Section 1.03    Assumption of Liabilities..........................   7
Section 1.04    The Closing........................................   9

                                   ARTICLE 2
                                   ---------

                             CONDITIONS TO CLOSING
                             ---------------------

Section 2.01    Conditions to Buyer's Obligations..................  10
Section 2.02    Conditions to Seller's Obligations.................  12

                                   ARTICLE 3
                                   ---------

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

Section 3.01    Corporate Organization and Power...................  14
Section 3.02    Authority; Authorization...........................  14
Section 3.03    No Violation.......................................  14
Section 3.04    Financial Statements...............................  15
Section 3.05    No Undisclosed Liabilities.........................  15
Section 3.06    Absence of Certain Changes.........................  15
Section 3.07    Inventory..........................................  16
Section 3.08    Title to Assets....................................  17
Section 3.09    Real Estate Leases.................................  17
Section 3.10    Personal Property Leases...........................  18
Section 3.11    Motor Vehicles.....................................  18
Section 3.12    Condition of Assets................................  19
Section 3.13    Intellectual Property..............................  19
Section 3.14    Contracts..........................................  19
Section 3.15    Employees..........................................  21
Section 3.16    Taxes..............................................  22
Section 3.17    Litigation.........................................  23
Section 3.18    Compliance with Law, and Licenses and Permits
                   and Consents....................................  23
Section 3.19    Environmental Matters..............................  24
Section 3.20    Promotional Programs...............................  25

                                                                    Page
                                                                    ----
                                   ARTICLE 4
                                   ---------

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

Section 4.01    Corporate Organization and Power...................  25
Section 4.02    Authorization......................................  25
Section 4.03    No Violation.......................................  25
Section 4.04    Litigation.........................................  26

                                   ARTICLE 5
                                   ---------

                                  TERMINATION
                                  -----------

Section 5.01    Termination........................................  26
Section 5.02    Effect of Termination..............................  27
Section 5.03    Confidentiality....................................  27

                                   ARTICLE 6
                                   ---------

                             ADDITIONAL AGREEMENTS
                             ---------------------

Section 6.01    Survival...........................................  27
Section 6.02    Indemnification....................................  28
Section 6.03    WARN Act Indemnification...........................  29
Section 6.04    Continuing Assistance..............................  30
Section 6.05    Expenses and Transfer Taxes........................  30
Section 6.06    Press Releases and Announcements...................  31
Section 6.07    Change of Seller's Name............................  31
Section 6.08    Continuing Access to Records.......................  31
Section 6.09    Bulk Transfer Laws.................................  32
Section 6.10    Allocation of Purchase Price and Assumed
                   Liabilities.....................................  32
Section 6.11    Third Party Beneficiaries..........................  32
Section 6.12    Payroll Taxes......................................  33

                                                                    Page
                                                                    ----

                                   ARTICLE 7
                                   ---------

                                 MISCELLANEOUS
                                 -------------

Section 7.01    Amendment and Waiver...............................  33
Section 7.02    Notices............................................  33
Section 7.03    Assignment.........................................  34
Section 7.04    Severability.......................................  34
Section 7.05    No Strict Construction.............................  34
Section 7.06    Captions...........................................  34
Section 7.07    Complete Agreement.................................  35
Section 7.08    Governing Law......................................  35
Section 7.09    Counterparts.......................................  35
Section 7.10    Brokerage..........................................  35
Section 7.11    Schedules..........................................  35
Section 7.12    Waiver of Trial by Jury............................  35
Section 7.13    Representation by Counsel, Interpretation..........  36

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------
Exhibit A         Software License Agreement
Exhibit B         Trademark License Agreement
Exhibit C         Non-Compete Agreement

Schedule 3.01     Corporate Organization and Power
Schedule 3.04     Financial Statements
Schedule 3.06     Absence of Certain Changes
Schedule 3.07     Inventory
Schedule 3.09     Real Estate Leases
Schedule 3.10     Personal Property Leases
Schedule 3.11     Motor Vehicles
Schedule 3.13     Intellectual Property
Schedule 3.14     Contracts
Schedule 3.15     Employees
Schedule 3.17     Litigation
Schedule 3.18     Compliance with Law, and Licenses and Permits and Consents
Schedule 3.19     Environmental Matters
Schedule 3.20     Promotional Programs

                            ASSET PURCHASE AGREEMENT
                            ------------------------

       THIS AGREEMENT is entered into as of this 25th day of July, 1996 by and between SILVERADO FOODS, INC., an Oklahoma corporation ("Buyer"), and THE BAGEL PLACE, INC., a California corporation ("Seller").

       Subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller (subject to certain associated liabilities) and Seller desires to sell to Buyer (subject to Buyer assuming such liabilities) the assets and properties which constitute Seller's bagel bar and bagel production business located in Santa Ana, California (the "Business").

       The parties hereto agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

       SECTION 1.01    BASIC TRANSACTION.
                       -----------------

          (a) PURCHASED ASSETS.  Except as otherwise provided below, on and
              ----------------
subject to the terms established in this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, assign, transfer and deliver on the Closing Date (as defined in Section 1.04 below) to Buyer good and marketable title to, free and clear of all liens, pledges, encumbrances, claims, and equities of any kind, those properties, assets, and rights used exclusively in the Business (the "Purchased Assets"), which are described below:

            (i) All rights existing under those leases (of real and personal property), licenses, permits, brokerage and distribution arrangements of the Business, sales and purchase agreements, purchase orders, and other agreements and business arrangements listed or otherwise described in the Schedules to this Agreement;

            (ii) All vehicles, machinery and equipment (but not including vehicles, machinery and equipment covered by leases) and furniture owned by Seller and used in the Business;

            (iii) All office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property owned by Seller and used in the Business;

            (iv) All raw materials, work-in-process, finished goods, packaging and other inventories of the Business;

            (v) All patents, inventions, trade secrets and confidential information of the Business; all registered and unregistered trademarks, service marks, logos, corporate names, trade names, trade dress and other trademark rights used exclusively in the Business and described in the Schedules to this Agreement; and all registrations for, and applications for registration of, any of the foregoing, together with all of Seller's rights to use all of the foregoing forever and all other rights in, to and under the foregoing and all goodwill and going concern value of the Business;

            (vi) All rights to receive mail and other communications except with respect to Excluded Assets (as defined below);

            (vii) All business records, tangible data, documents, management information systems, customer and supplier lists, personnel records, invoices, credit records, sales literature, and all other books and records of every kind of the Business;

            (viii) All of Seller's right, title and interest in and to all licenses and permits of the Business;

            (ix) The corporate name "The Bagel Place, Inc." and the fictitious name "Bakery Products Distributors"; and

            (x) The bagel and bagel bar product lines of the Business.

The Purchased Assets shall be conveyed free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly to be assumed by Buyer hereunder and those liens and encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms hereof.

          (b) EXCLUDED ASSETS.  Notwithstanding the foregoing, the parties agree
              ---------------
that the following are expressly excluded from this purchase and sale and are not included in the Purchased Assets (the "Excluded Assets"):

            (i) All cash, cash equivalents, bank accounts, notes and accounts receivable, shares of stock and other securities;

            (ii) All rebates, refunds, claims, condemnation or eminent domain claims, causes of action, choices in action, rights of recovery and rights of set-off;

            (iii) Seller's rights under or pursuant to this Agreement and the other agreements with Buyer contemplated hereby;

            (iv) Seller's minute books and stockholder and stock transfer records and similar corporate records;

            (v) The new corporate name to be adopted by Seller pursuant to
          Section 7.08;

            (vi) Insurance policies (and claims thereunder), claims for and rights to receive tax refunds, all tax returns (and related tax filings) of the Business and any notes, worksheets, files or documents related thereto;

            (vii) The trademarks, tradedress and other trademark rights related to the marks Henry's, Henry's Original and Nature's Harvest previously utilized in the Business, as well as all packaging materials bearing such trademarks;

            (viii) The proprietary software utilized in the Business covered by the Software License Agreement (as defined in Section 2.01(e)) and the AS/400 computer on which such software is run;

            (ix) All intercompany accounts listed on the Latest Balance Sheet which are specifically designated thereon as Excluded Assets;

            (x) A 1989 Nissan 26-foot Bobtail Truck, VIN JNAPB24HXKAR50239; and

            (xi) All assets other than the assets expressly included within the Purchased Assets.

       SECTION 1.02    CONSIDERATION FOR PURCHASED ASSETS.
                       ----------------------------------

          (a) AGGREGATE CONSIDERATION.  At Closing (as defined in Section 1.04),
              -----------------------
Buyer will pay to Seller $2,500,000, increased dollar for dollar to the extent the amount set forth on the Estimated Net Current Assets Statement (as defined in Section 1.02 (b)) exceeds Net Current Assets (as defined in Section 1.02(f)) as reflected in the Latest Balance Sheet (as defined in Section 3.04), or decreased dollar for dollar to the extent Estimated Net Current Assets are less than Net Current Assets reflected in the Latest Balance Sheet (the "Initial Purchase Price"). The Initial Purchase Price will be paid by wire transfer or equivalent means, in immediately available funds in the United States as Seller shall direct to Buyer. The Initial Purchase Price shall be adjusted to reflect changes in the Net Current Assets of the Business as set forth below. The Initial Purchase Price, as so adjusted, is referred to as the "Purchase Price".

          (b) DELIVERY OF ESTIMATED CLOSING BALANCE SHEET.  Seller shall deliver
              -------------------------------------------
to Buyer five days prior to the Closing Date a statement of the Estimated Net Current Assets at Closing (the "Estimated Net Current Assets Statement"), accompanied by the calculation of the amount of the Initial Purchase Price. The Estimated Net Current Assets Statement shall be prepared by Seller in accordance with GAAP applied on a basis consistent with the preparation of the Latest Balance Sheet.

          (c) ADJUSTMENT OF INITIAL PURCHASE PRICE.  The Initial Purchase Price
              ------------------------------------
shall be (a) increased dollar for dollar to the extent Net Current Assets reflected in the Closing Date Net Current Asset Statement (as defined in Section 1.02(d)) exceeds Net Current Assets reflected in the Latest Balance Sheet, or
(b) decreased dollar for dollar to the extent Net Current Assets reflected in the Closing Date Net Current Asset Statement are less than Net Current Assets reflected in the Latest Balance Sheet. Any adjustments to the Initial Purchase Price made pursuant to this Section 1.02(c) shall, within five business days after the Adjusted Closing Date Net Current Asset Statement (as defined in
Section 1.02(e)) is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors, be paid by wire transfer in immediately available funds to the account in the United States specified by the party to whom such payment is owed.

          (d) PROCEDURES FOR DETERMINATION OF THE CLOSING DATE NET CURRENT ASSET
              ------------------------------------------------------------------
STATEMENT.  As soon as practicable, but in no event later than 60 days following
- ---------
the Closing Date, Seller shall prepare a listing of the Net Current Assets of the Business as of the close of business on the day prior to the Closing Date (the "Closing Date Net Current Asset Statement"). The Closing Date Net Current Asset Statement shall fairly present the Net Current Assets of the Business in accordance with United States generally accepted accounting principles consistently applied; provided, however, that for purposes of the Closing Date Net Current Asset Statement, Inventory shall be valued at the lower of cost or fair market value. The Closing Date Net Current Asset Statement will reflect adjustments of a normal year-end nature and as set forth in the Latest Balance Sheet and appropriate prorations for personal property, real estate, occupancy and water taxes, the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions.

          During the preparation of the Closing Date Net Current Asset Statement and the period of any dispute within the contemplation of this Section 1.02, Buyer shall (i) provide Seller and Seller's authorized representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the Business, (ii) provide Seller as promptly as practicable after the Closing Date (but in no event later than 20 business days after the Closing Date) with normal month-end closing financial information for the Business for the period ending on the date prior to the Closing Date, and (iii) cooperate fully with Seller and Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Date Net Current Asset Statement.

          (e) DELIVERY OF THE CLOSING DATE NET CURRENT ASSET STATEMENT; DISPUTE
              -----------------------------------------------------------------
RESOLUTION.  Seller shall deliver a copy of the Closing Date Net Current Asset
- ----------
Statement to Buyer promptly after it has been prepared. After receipt of the Closing Date Net Current Asset Statement, Buyer shall have 30 days to review the Closing Date Net Current Asset Statement. Unless Buyer delivers written notice to Seller on or prior to the 30th day after Buyer's receipt of the Closing Date Net Current Asset Statement specifying in reasonable detail the characterization and amount of all disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Closing Date Net Current Asset Statement. If Buyer so notifies Seller of its objection to the Closing Date Net Current Asset Statement, Buyer and Seller shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

          If at the conclusion of the Resolution Period there remain items in dispute, then all disputed items shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Seller and Buyer within 10 days after the expiration of the Resolution Period. If Seller and Buyer are unable to agree on the Neutral Auditors, a "big six" accounting firm will be selected by lot after eliminating one such firm selected by Seller and one such firm selected by Buyer. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Seller and Buyer. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The term "Adjusted Closing Date Net Current Asset Statement," as hereinafter used, shall mean the definitive Closing Date Net Current Asset Statement agreed to by Buyer and Seller in accordance with this Section 1.02(e) or the definitive Closing Date Net Current Asset Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.02(e) (in addition to those items theretofore agreed to by Seller and Buyer).

          (f) DEFINITION OF NET CURRENT ASSETS.  For purposes of this Agreement,
              --------------------------------
"Net Current Assets" shall mean (x) the sum of the total current assets of the Business (other than Excluded Assets) determined in accordance with GAAP minus
                                                                         -----
(y) the sum of the accounts payable liabilities of the Business assumed by Buyer, all as determined in accordance with GAAP.

       SECTION 1.03    ASSUMPTION OF LIABILITIES.
                       -------------------------

          (a) LIABILITIES ASSUMED.  Subject to the conditions specified in this
              -------------------
Agreement, and as additional consideration for the sale and transfer of the Purchased Assets, Buyer will assume on the Closing Date and pay, discharge or perform when due the following liabilities and obligations of Seller with respect to the Business as they exist on the Closing Date (hereinafter referred to as the "Assumed Liabilities"):

            (i) The liabilities and obligations reflected on the Adjusted Closing Date Net Current Asset Statement in the amounts stated therein (but not in excess of such amounts);

            (ii) Seller's liabilities and obligations arising after the Closing Date under the contracts or commitments relating to the Business listed on the Schedules to this Agreement;

            (iii) All obligations and liabilities arising after the Closing Date that are associated with leasing, operating and maintaining the Leased

          Real Estate or arising out of the operation of the Business after the Closing Date or the use or ownership following the Closing Date of the Purchased Assets, other than obligations and liabilities with respect to taxes (except taxes specifically allocated to, prorated to or assumed by Buyer under this Agreement); and

            (iv) All liabilities and obligations for all consumer complaints, trade complaints, written product guarantees set forth on the packaging therefore and unsalable merchandise returned or received on and after the Closing.

          (b) EXCLUDED LIABILITIES.  Buyer will not assume or be liable for any
              --------------------
of the following liabilities or obligations (herein referred to as "Excluded Liabilities") and, notwithstanding any implication to the contrary above, none of the following liabilities or obligations are "Assumed Liabilities" for purposes of this Agreement:

            (i) Any of Seller's liabilities or obligations under this Agreement and the other agreements with Buyer contemplated hereby;

            (ii) Any of Seller's liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation, attorneys' and accountants' fees;

            (iii) Any liability or obligation of Seller with respect to federal, state, local or foreign taxes; and any liabilities for interest, penalties or additions to any of such taxes (except taxes specifically allocated to, prorated to or assumed by Buyer under this Agreement);

            (iv) Any of Seller's liabilities or obligations for product liability and warranty claims with respect to products sold prior to Closing or, to the extent due to facts and circumstances existing or arising solely prior to the Closing Date, or by reason of any violation or alleged violation by Seller of any federal, state, local or foreign law or regulation;

            (v) Except as otherwise expressly provided herein, any of Seller's obligations or liabilities which relate to any bonus, retirement, retiree, disability, pension, profit sharing, stock bonus, thrift, stock option, incentive, deferred or other compensation or welfare benefit plan, program or arrangement;

            (vi) Any liability resulting from any environmental practice that took place prior to Closing or from the presence, storage, escape, seepage, leakage, disposal, discharge or release prior to Closing of any contaminant, pollutant, or toxic or hazardous waste;

            (vii) Any liability or obligation of Seller which relates to the Excluded Assets;

            (viii) All other liabilities listed on the Latest Balance Sheet which are specifically designated thereon as Excluded Liabilities;

            (ix) Any liability resulting from a workers' compensation claim or other claim made by an employee of the Business which relates to or arises out of facts and circumstances existing or arising solely prior to the Closing Date; and

            (x) Any other liability or obligation of Seller not expressly assumed by Buyer under Section 1.03(a) hereof.

       SECTION 1.04    THE CLOSING.  The closing of the purchase and sale of the
                       -----------
Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Metz Baking Company, at 10:00 a.m. local time on July 31, 1996 or at such other place or on such other date as is mutually agreeable to the parties; provided, however, that if any of the conditions to Closing set forth
         -----------------
in
this Agreement have not been satisfied or waived by the party entitled to the benefit of such condition, the Closing will take place on the third business day after all conditions have been satisfied or waived. The date and time of the Closing are herein referred to as the "Closing Date."

                                   ARTICLE 2

                             CONDITIONS TO CLOSING
                             ---------------------

       SECTION 2.01    CONDITIONS TO BUYER'S OBLIGATIONS.  The obligation of
                       ---------------------------------
Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing Date;

          (b) Seller will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement;

          (c) All consents, approvals, or other actions by third parties that are set forth in Schedule 3.14 will have been obtained;

          (d) No action, proceeding, or investigation by or before any court or governmental or administrative body will have been initiated wherein it is likely a judgment, decree or order would be issued that would prevent any of the transactions contemplated by this Agreement or cause such transactions to be declared unlawful or rescinded;

            (e) On the Closing Date, Seller will have delivered to Buyer the following:

            (i) A certificate dated the Closing Date executed by the President or a Vice President of Seller, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied;

            (ii) Certified copies of the resolutions duly adopted by Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, including the change in Seller's name as contemplated by Section 6.08;

            (iii) Good standing certificates for Seller from its state of organization, dated not earlier than 15 days prior to the Closing Date;

            (iv) Copies of all third party and governmental consents (or other evidence satisfactory to Buyer) that Seller is required to obtain in order to effect the transactions contemplated by this Agreement;

            (v) Such instruments of sale, transfer, assignment, conveyance and delivery, in form and substance satisfactory to counsel for Buyer, as are required in order to transfer to Buyer Seller's right, title and interest to the Purchased Assets, including without limitation Seller's rights under contracts and leases included in the Purchased Assets;

            (vi) A certificate from Seller, under penalties of perjury, stating that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate and listing Seller's U.S. Employer Identification Number and address of its principal business office;

            (vii) The Software License Agreement in the form of Exhibit A hereto (the "Software License Agreement"), duly executed by the President or a Vice President of Seller;

            (viii) Duly executed Articles of Amendment changing Seller's corporate name as contemplated by Section 6.08;

            (ix) The Trademark License Agreement in the form of Exhibit B (the "Trademark License Agreement"), duly executed by the President or a Vice President of Seller;

            (x) The Non-Compete Agreement in the form of Exhibit C hereto (the "Non-Compete Agreement"), duly executed by the President or a Vice President of Seller; and

            (xi) Such other documents as Buyer may reasonably request in connection with the transactions contemplated hereby.

          (f) All proceedings to be taken by Seller in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by Seller in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

          Any condition specified in this Section 2.01 may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

       SECTION 2.02    CONDITIONS TO SELLER'S OBLIGATIONS.  The obligation of
                       ----------------------------------
Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties set forth in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date;

          (b) Buyer will have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement;

          (c) All consents, approvals, or actions by third parties that are required for consummation of the transactions contemplated hereby will have been obtained;

          (d) No action or proceeding before any court or government body will be pending wherein a judgment, decree or order would prevent any of the transactions contemplated by this Agreement or cause such transactions to be declared unlawful or rescinded;

       (e) On the Closing Date, Buyer will have delivered to Seller the following:

            (i) An officers' certificate executed by the President or a Vice President of Buyer dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied;

            (ii) Certified copies of the resolutions adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby;

            (iii) Buyer will have executed such agreements or instruments as are reasonably necessary to evidence Buyer's assumption of any of the Assumed Liabilities in form satisfactory to Seller;

            (iv) The Software License Agreement, the Trademark License Agreement and the Non-Compete Agreement, each duly executed by the President or a Vice President of Buyer; and

            (v) Such other documents as Seller may reasonably request in connection with the transactions contemplated hereby.

          (f) All proceedings to be taken by Buyer in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by Buyer in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

          Any condition specified in this Section 2.02 may be waived by Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by Seller.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

       Seller represents and warrants as follows:

       SECTION 3.01    CORPORATE ORGANIZATION AND POWER.  Seller is a
                       --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seller is qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except such jurisdictions where the failure to qualify will not have a materially adverse effect on the operation or financial condition of the Business. A list of all such jurisdictions where Seller is so qualified is set forth on Schedule
3.01. Seller has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

       SECTION 3.02    AUTHORITY; AUTHORIZATION.  The execution, delivery and
                       ------------------------
performance by Seller of this Agreement and the other agreements contemplated hereby have been duly authorized by Seller. The performance of this Agreement and the other agreements contemplated hereby constitutes a valid and binding obligation of Seller enforceable in accordance with their terms.

       SECTION 3.03    NO VIOLATION.  The execution, delivery and performance of
                       ------------
this Agreement and the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in any breach of any of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of any lien, security interest, charge or encumbrance upon the Purchased Assets, (e) give any third party the right to accelerate any obligation under the provisions of, or (f) require any authorization, consent, approval, exemption or other action by any court, other governmental body, or other third party under the provisions of, the charter or by-laws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which

Seller is bound or to which any of the Purchased Assets are subject, or any law, statute, rule, regulation, judgment or decree to which Seller is subject.

       SECTION 3.04    FINANCIAL STATEMENTS.  Attached as Schedule 3.04 are
                       --------------------
copies of Seller's unaudited balance sheet as of June 29, 1996 (the "Latest Balance Sheet"), and summary earnings information for the six months ended June 29, 1996. The Latest Balance Sheet (including the notes thereto if any) and such summary information (including the notes thereto if any) are complete and accurate and in accordance with the books and records of Seller (which are accurate and complete), have been prepared in accordance with GAAP, and present fairly the financial position of Seller at said date and the results of its operations for said period covered. The Latest Balance Sheet and the summary earnings data are subject to normal year-end adjustments.

       SECTION 3.05    NO UNDISCLOSED LIABILITIES.  Except as disclosed herein
                       --------------------------
or in the schedules hereto, and except as reflected, reserved against or otherwise disclosed in the Latest Balance Sheet or incurred thereafter in the ordinary course of business, the Business has no liabilities or obligations that would be required to be reflected on a balance sheet (or required to be disclosed in the notes thereto) prepared in accordance with United States generally accepted accounting principles that would, individually or in the aggregate, have a material adverse effect on the Business.

       SECTION 3.06    ABSENCE OF CERTAIN CHANGES.  Except as set forth in
                       --------------------------
Schedule 3.06, since the date of the Latest Balance Sheet, Seller has not:

          (a) created, incurred, assumed or guaranteed any indebtedness or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any lien, security interest, charge or any other encumbrance, any of the Purchased Assets, tangible or intangible, except liens for current property taxes not yet due and payable;

          (c) sold, assigned or transferred any material amount of assets, except in the ordinary course of business and consistent with past practices;

          (d) suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any debts or claims, or waived any right of material value;

          (e) increased the compensation, bonuses, special compensation, or benefits payable or to become payable by Seller to any of its officers or, except for increases in the normal course of operations not exceeding ten percent (10%), to any other employees;

          (f) suffered any work stoppage or labor dispute;

          (g) extended credit other than in the ordinary course of business or permitted any change in its credit practices or in its methods of maintaining its books, accounts or business records;

          (h) made charitable contributions or pledges in the aggregate in excess of $10,000; or

          (i) entered into any agreement to do any of the things previously described in this Section 3.06.

       SECTION 3.07    INVENTORY.  All inventories existing on the Closing Date
                       ---------
will be:

          (a) properly valued at the lower of cost or fair market value in accordance with the prior practices of Seller; and

          (b) in conformity with warranties customarily given to purchasers of like products.

          Except as set forth on Schedule 3.07, no inventory is held on consignment by or for Seller. All ingredients and finished products in inventory (a) comply in all material respects with the Federal Food, Drug and Cosmetic Act, approved June 25, 1938 (the "Act") and all acts amending or supplementing the Act (including, without limitation, the Food Additive Amendment of 1958), and with the pure food and drug laws of each and all states of the United States into which any such product would normally be shipped by Seller, (b) are not adulterated or misbranded within the meaning of the Act or such state laws, (c) are not prohibited from introduction into interstate commerce under the provisions of Section 404 or 505 of the Act, and
(d) do not contain a hazardous substance or a banned substance.

       SECTION 3.08    TITLE TO ASSETS.  Except as set forth in the Schedules to
                       ---------------
this Agreement, Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets.

       SECTION 3.09    REAL ESTATE LEASES.  Schedule 3.09 sets forth a
                       ------------------
description of each parcel of real estate leased by Seller (the "Leased Real Estate"), including identification of the lessor, street address and list of contracts and agreements relating to or affecting any such Leased Real Estate to which Seller is a party. Seller has delivered to Buyer complete and accurate copies of all such written contracts and agreements. Seller has not exercised or assigned any options to purchase any Leased Real Estate. The Leased Real Estate has all easements and rights, including, but not limited to, easements for all utilities, services, roadways and other means of ingress and egress, necessary to conduct the Business as it is currently being conducted. Neither the whole or any portion of any Leased Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received, nor to the knowledge of Seller is threatened or contemplated with respect to these leases.

          (a) Such leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles;

          (b) No amount payable under any such leases is past due;

          (c) Each party thereto has complied with all material commitments and obligations on its part to be performed or observed under each such lease; and

          (d) Seller has not received any notice of a default (which has not been cured), offset or counterclaim under any such lease, or any other communication calling upon Seller to comply with any provision of any such lease or asserting non-compliance, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any such lease.

       SECTION 3.10    PERSONAL PROPERTY LEASES.  Schedule 3.10 contains a
                       ------------------------
complete and accurate list and summary description of all leases of personal property used in the Business (the "Leases"). Seller has delivered to Buyer true and complete copies of all the Leases. With respect to these Leases:

          (a) The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles;

          (b) No amount payable under any Lease is past due;

          (c) Each party thereto has complied with all material commitments and obligations on its part to be performed or observed under each Lease; and

          (d) Seller has not received any notice of a default (which has not been cured), offset or counterclaim under any Lease, or any other communication calling upon Seller to comply with any provision of any Lease or asserting non-compliance, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease.

       SECTION 3.11    MOTOR VEHICLES.  All motor vehicles of Seller used in the
                       --------------
Business, whether owned or leased, are listed in Schedule 3.11. All licenses, permits, inspections and other authorizations necessary for the use of such vehicles by Seller have been obtained and are in full force and effect. All of such vehicles are and have been operated in compliance with all applicable laws, ordinances, codes, rules and regulations except for any non-compliance with the foregoing which would not have a material adverse effect on Seller, the Business or the Purchased Assets, and neither Seller has not received any notice of any such non-compliance.

       SECTION 3.12    CONDITION OF ASSETS.  The Purchased Assets are, in all
                       -------------------
material respects, in operable condition (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used by Seller.

       SECTION 3.13    INTELLECTUAL PROPERTY.  Schedule 3.13 contains a complete
                       ---------------------
and accurate list and description of all patents, trademarks, trademark rights, logos, trade names, trade name rights, service marks, brand names, copyrights and registered, assumed, or fictitious names under which the Business is conducted. Schedule 3.13 also contains a complete and accurate list and description of all licenses and other agreements relating to any of the foregoing. With respect to the foregoing items of intellectual property:

          (a) Seller is the sole and exclusive owner free and clear of any rights of other persons and has the sole and exclusive right to use the same in the conduct of its business;

          (b) no proceedings have been instituted, are pending or, to the knowledge of Seller, threatened which challenge any rights in respect thereto or the validity thereof;

          (c) none of the aforesaid infringes upon or otherwise violates the rights of others or is being infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge;

          (d) no licenses, sublicenses or agreements pertaining to any of the aforesaid have been granted or entered into by Seller; and

          (e) Seller has not received any notice of interference or infringement of any of the foregoing.

       SECTION 3.14    CONTRACTS.  All contracts, agreements, instruments, plans
                       ---------
and leases which constitute Purchased Assets (the "Contracts"), are listed or referred to in Schedule 3.14. Such contracts include:

          (a) all purchase orders, agreements or commitments obligating Seller to purchase or sell any products or services and which (i) were not entered into in the normal course of Seller's business, or (ii) are not terminable by Seller without payment or penalty upon 60 days' (or less) notice, or (iii) are in amounts which exceed $10,000;

          (b) any joint venture, partnership or other arrangement involving a sharing of profits involving Seller;

          (c) any sales agency, brokerage, distribution or similar contract;

          (d) any agreement which includes provisions regarding minimum volumes or volume discounts;

          (e) any agreement pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any product of Seller will be payable or required after the Closing; and

          (f) any consulting agreement or arrangement.

Except as set forth in Schedule 3.14:

              (i) all Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles;

              (ii) Seller is not, and, to the knowledge of Seller, no other party to any Contract is, in breach of any provision of, in violation of, or in default under the terms of any Contract;

              (iii) no event has occurred which, after the giving of notice or passage of time or otherwise, would constitute a default under or result in the breach of any Contract by Seller, or to the knowledge of Seller, by any other party; and

              (iv) Seller has delivered to Buyer accurate and complete copies of each Contract.

       SECTION 3.15    EMPLOYEES.
                       ---------

          (a) Schedule 3.15 contains a complete and accurate list and description of all of the following to which Seller is a party or by which it is bound:

              (i) written employment contracts with employees of the Business;

              (ii)   collective bargaining agreements;

              (iii)  incentive and bonus arrangements;

              (iv)   pension and retirement plans;

              (v)    profit sharing plans;

              (vi)   deferred compensation plans;

              (vii)  multi-employer health and welfare or benefit plans;

              (viii) medical, life or health insurance plans;

              (ix)   stock purchase, stock option or similar plans; and

              (x)    severance plans or policies.

          (b) Schedule 3.15 also sets forth a list of all employees of the Business on the Closing Date that have worked for the Company an average of 20 or more hours per week for the 90-day period prior to the Closing Date.

          Except as set forth in Schedule 3.15, Seller has complied in all material respects with its obligations related to, is not in default under, and the transactions contemplated hereby will not affect, any of the foregoing. Seller has delivered to Buyer a true and complete list of the name, position and present rate of compensation, direct and indirect, including deferred payments and accrued bonuses, of each employee of the Business. Except as set forth in
Schedule 3.15, there are no unfair labor practices, employment related litigation, administrative proceedings or controversies pending or, to the knowledge of Seller, threatened involving any employee of Seller. Seller is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations governing its employment practices, including without limitation, provisions relating to wages, hours, equal opportunity, discrimination in employment, and payment of social security and other taxes. Seller has not suffered or sustained any labor disputes resulting in any work stoppage and no such work stoppage is threatened. All payments to employees which would have been paid in the ordinary course of business on or before the Closing Date shall have been paid as of the Closing.

       SECTION 3.16    TAXES.  All federal, state and other tax returns, reports
                       -----
and declarations of every nature required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) prior to the Closing have been timely filed and such returns, reports and declarations as so filed are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. No extension of time in which to file any such returns, reports and declarations is in effect, except for extensions to file federal and related state income and franchise tax returns for the fiscal year ended December 31, 1995. All taxes and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing shall have been paid as of the Closing. All taxes, including estimated taxes, for periods beginning before and ending on or after the Closing have been paid as required by law in a timely manner. All taxes and other assessments and levies which Seller is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper governmental entity. There are no tax liens on any property of Seller and no basis exists for any such liens. All deficiencies which have been asserted as a result of such examinations have been fully paid or finally settled, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a deficiency for any other year not so examined. Seller has not executed or entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law. There are no outstanding agreements or waivers extending the statutes of limitations with respect to the assessment of any federal income tax or other tax.

       SECTION 3.17    LITIGATION.  Except as set forth in Schedule 3.17, Seller
                       ----------
is not engaged in or a party to or, to the knowledge of Seller, threatened with any suit, action, proceedings, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation, and there exists no set of facts which could form a basis for any such action with respect to Seller. There are no actions, suits, proceedings, orders or investigations pending or threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might adversely affect Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.

       SECTION 3.18  COMPLIANCE WITH LAW, AND LICENSES AND PERMITS AND CONSENTS.
                     ----------------------------------------------------------

          (a) Except as set forth in Schedule 3.18 and in the other Schedules attached hereto, Seller is not in violation of any law or regulation (including, without limitation, any law or regulation pertaining to occupational safety or health, environmental protection, price discrimination, antitrust, equal employment opportunity, employees retirement income security) or other law, ordinance, judicial decree, order or regulation caused by or resulting from its use, possession or ownership of any of the assets or operation of the Business, the violation of which would have a material adverse effect on the operation or financial condition of the Business. No notice (the reason for which has not been corrected) has been served upon Seller by any governmental body or other person of any violation of any law, ordinance, code, rule or regulation or requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration in connection with any real or personal property or equipment of Seller.

          (b) Seller has all material licenses, permits, approvals and other authorizations as are necessary in order to enable it to own, operate, and use its assets and conduct its business as it is currently being conducted and occupy and lease its real property. All such licenses, permits, approvals, franchises, clearances and authorizations are listed in Schedule 3.18, are in full force and effect. Except as set forth in Schedule 3.18, no material violations have been recorded or alleged in respect of any such licenses, approvals or authorizations, and no proceeding is pending or, to the knowledge of Seller, threatened or contemplated with respect to the revocation or limitation of the same.

          (c) Except as set forth on Schedule 3.18, there are no third party consents required in order to permit or allow Buyer to own or operate the Purchased Assets or the Business after Closing in materially the same way as they were operated prior to Closing.

       SECTION 3.19 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.19:
                    ---------------------

          (a) The use and operation by Seller of each facility used in the Business has been and on the Closing Date will be in compliance in all material respects with all Federal, state, and local environmental laws.

          (b) Schedule 3.19 identifies all environmental audits or assessments or occupational health studies undertaken by governmental agencies or by the employees of Seller, the results of ground water and soil testing, the results of underground fuel, water or waste tank tests and soil samples, written communications with environmental agencies, and OSHA citations made within the past five years.

          (c) Except as provided in Schedule 3.19, Seller has never sent or arranged for the transportation of hazardous substances or wastes to a site which, pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") or any similar state law: (i) has been placed or is proposed (by the Environmental Protection

Agency or relevant state authority) to be placed, on the "National Priorities List" of hazardous waste sites or its state equivalent or on the Environmental Response, Compensation and Liability Information System List, or (ii) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action by any person as those terms are defined under CERCLA.

          (d) Except as set forth in Section 3.19, there are no underground fuel or other storage tanks located at any of the facilities of Seller.

       SECTION 3.20    PROMOTIONAL PROGRAMS.  Schedule 3.20 sets forth a general
                       --------------------
description of all performance, deal, promotional or other similar programs of any kind, whether to the trade or consumers, which are outstanding and have not been fully redeemed by Seller and the estimated costs of redemption associated with all such programs.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

       Buyer hereby represents and warrants:

       SECTION 4.01    CORPORATE ORGANIZATION AND POWER.  Buyer is a corporation
                       --------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

       SECTION 4.02    AUTHORIZATION.  The execution, delivery and performance
                       -------------
by Buyer of this Agreement and the other agreements contemplated hereby have been duly authorized by Buyer. The performance of this Agreement and the other agreements contemplated hereby constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

       SECTION 4.03    NO VIOLATION.  The execution, delivery and performance of
                       ------------
this Agreement and the other agreements contemplated hereby by Buyer and the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with or result in any breach of, (b) constitute a default under, (c) result in a violation of, or
(d) give any third party the right to accelerate any obligation under the provisions of Buyer's certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, regulation, judgment or decree to which Buyer is subject.

       SECTION 4.04    LITIGATION.  There are no actions, suits, proceedings,
                       ----------
orders or investigations pending or threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE 5

                                  TERMINATION
                                  -----------

       SECTION 5.01    TERMINATION.  This Agreement may be terminated at any
                       -----------
time prior to the Closing:

          (a) by mutual written consent of Seller and Buyer;

          (b) by either Seller or Buyer if there has been a material misrepresentation or material breach of warranty on the part of the other party in the representations and warranties set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby; or

          (c) by either Seller or Buyer if the Closing hereunder has not been consummated by August 15, 1996, provided that if a party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby, that party shall not be entitled to terminate pursuant to this Section 5.01(c).

       SECTION 5.02    EFFECT OF TERMINATION.  In the event of termination of
                       ---------------------
this Agreement by either Seller or Buyer as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Buyer or Seller, except for material willful breaches of and intentional misstatements in or pursuant to this Agreement prior to the time of such termination.

       SECTION 5.03    CONFIDENTIALITY.  In the event of any termination of this
                       ---------------
Agreement, each of Seller and Buyer shall treat as confidential and not disclose, or use directly or indirectly for his, her or its benefit in any manner whatsoever, or permit others under its control to disclose, or to use, any information concerning another obtained pursuant to or in connection with the transaction which is the subject of this Agreement which is not generally known to the trade or a matter of public knowledge, and Seller and Buyer shall each promptly return to the other or destroy upon written request all written information and documents received from the other or its representatives, including all copies thereof.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS
                             ---------------------

       SECTION 6.01    SURVIVAL.  The representations, warranties, covenants and
                       --------
agreements set forth in this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby; provided, however, that the representations and warranties of Seller contained in Section 3.16 shall survive until 90 days after the later of (i) the date on which the applicable period of limitation on assessment or refund, of tax has expired or (ii) the date on which the applicable taxable year has been closed, and the representations and warranties of Seller contained elsewhere in Article 3 and the representations and warranties of Buyer contained in Article 4 shall survive only until the first anniversary of the Closing Date. No claim for the recovery of indemnifiable damages based upon the inaccuracy of such representations and warranties may be asserted by a party after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

       SECTION 6.02    INDEMNIFICATION.
                       ---------------

          (a) Seller agrees to indemnify Buyer and hold it harmless against any loss, liability, damage or expense (including reasonable legal expenses and costs) which Buyer may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Seller contained in this Agreement or the other agreements contemplated hereby, or the failure of Seller to pay, discharge or perform any of the Excluded Liabilities; provided, however, that Seller will not be liable for any such loss, claim, damage, liability, or expense arising out of a breach by Seller of any representation or warranty contained in Article 3 unless the aggregate amount of all such losses, claims, damages, liabilities, and expenses resulting to Buyer from all such breaches or claims exceeds $150,000 (the "Allowance"), in which case Seller will be liable for all such amounts in excess of the Allowance.

          (b) Buyer agrees to indemnify Seller and hold it harmless against any loss, liability, damage or expense (including reasonable legal expenses and costs) which Seller may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement, or any failure to perform the Assumed Liabilities, and shall indemnify Seller and hold it harmless against any and all actions, suits, claims and other proceedings which arise directly or indirectly out of the operation of the Business after the Closing (other than any such losses arising as a direct result of a breach by Seller of any representation or warranty set forth in Article 3 hereof), including without limitation the manufacture, distribution, marketing and sale of products; provided, however, that Buyer will not be liable for any such loss, claim, damage, liability, or expense arising out of a breach by Buyer of any representation or warranty contained in Article 4 unless the aggregate amount of all such losses, claims, damages, liabilities, and expenses resulting to Seller from all such breaches or claims exceeds the Allowance, in which case Buyer will be liable for all such amounts in excess of the Allowance.

          (c) Promptly, but in no event later than 10 days, after receipt by Buyer or Seller (in any such case, the "Beneficiary"), of written notice of any claim or potential claim by any third party, which could give rise to a right to indemnification pursuant to Section 6.02(a) or (b), the Beneficiary, as the case may be, shall give the party who may become obligated to provide indemnification hereunder written notice describing such claim in reasonable detail to the extent then known. Failure to give notice shall not affect the indemnifying party's obligations hereunder, except to the extent it is materially prejudiced by the Beneficiary's failure to give timely notice. After the indemnifying party has acknowledged in writing that it is indemnifying the other party with respect to litigation involving any claim, the indemnifying party will be entitled to assume the defense of any such litigation, provided that the other party may at its election participate in any such defense to the extent that it in its sole discretion believes that such litigation will materially affect its ongoing business. At the indemnifying party's reasonable request, the other party will cooperate with the indemnifying party in the preparation of any such defense (including Seller's defense of an Excluded Liability or Buyer's defense of an Assumed Liability), and the indemnifying party will reimburse the other party for any expenses incurred in connection with such request.

          (d) The indemnification rights provided in this Section 6.02, Section 6.03, Section 6.09 and Section 7.10 shall be the sole and exclusive remedy available to each of the parties to this Agreement as against the other party for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in connection with any of the transactions contemplated hereby.

       SECTION 6.03    WARN ACT INDEMNIFICATION.
                       ------------------------

          (a) Buyer agrees to indemnify Seller from and against any loss, liability or damage, including attorneys' fees, for severance liability or other similar payments suffered by Seller with respect to any employee of the Business as of the Closing Date who is not offered employment by Buyer following the Closing Date, or who is hired by Buyer but discharged or laid off on or before the 90th day after Closing.

          (b) Buyer further agrees to indemnify Seller from and against any loss, liability or damage, including any penalties of salaries and benefits required to be paid by Seller to its former employees of the Business as of the Closing Date in lieu of notice, as well as reasonable attorney's fees and expenses, arising out of or related to any failure by Buyer or Seller to comply with the provisions and requirements of the Work Adjustment and Retraining

Notification Act (29 U.S.C. (S)2101 et seq.) (the "WARN Act"), or any similar state law providing comparable protection to employees.

          (c) Buyer represents that it does not contemplate a plant closing or mass lay-off of employees of the Business (as such terms are defined in the WARN
Act), or any terminations that in the aggregate would constitute a mass lay-off of employees of the Business, within 90 days of the Closing.

          (d) The indemnification provisions of this Section 6.03 shall not be subject to the Allowance limitations set forth in the last sentence of Section 6.02(b).

       SECTION 6.04    CONTINUING ASSISTANCE.  At any time and from time to time
                       ---------------------
after the Closing, at Buyer's request and without further consideration or compensation whatsoever, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. Subsequent to the Closing, Seller will refer all customer, supplier, and other inquires relating to the Business to Buyer.

       SECTION 6.05    EXPENSES AND TRANSFER TAXES.
                       ---------------------------

          (a) Except as otherwise expressly provided herein, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder (whether or not the Closing occurs), and the consummation of the transactions contemplated by this Agreement.

          (b) Buyer will pay all federal, state, county or local sales, excise, value added, use, registration, stamp or other transfer taxes and similar taxes, levies, charges or fees required to be paid on the transfer of any of the Purchased Assets. The parties will cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

       SECTION 6.06    PRESS RELEASES AND ANNOUNCEMENTS.  No press releases,
                       --------------------------------
announcements or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made without the joint approval of Buyer and Seller, except for any public disclosure which Buyer or Seller in good faith believes is required by law (in which case the disclosing party will consult with the other party prior to making such disclosure), provided, however, that nothing set forth above shall in any way prevent Buyer from making releases, announcements, or other disclosures about the operation of the Business after Closing. Buyer and Seller will cooperate to prepare a joint press release to be issued on the Closing Date.

       SECTION 6.07    CHANGE OF SELLER'S NAME.  Immediately following the
                       -----------------------
Closing, Seller shall file all necessary documents to change its corporate name to "TBP, Inc.," or to such other name subject to Buyer's approval which shall not be unreasonably withheld or delayed and to withdraw its qualification to transact business under its corporate name from each jurisdiction in which it was qualified to transact business.

       SECTION 6.08    CONTINUING ACCESS TO RECORDS.
                       ----------------------------

          (a) For a period of not less than five years from the Closing Date (plus any additional time during which a party has been advised that (i) there is an ongoing tax audit with respect to periods prior to the Closing Date, or
(ii) such period is otherwise open to assessment) Buyer agrees to give Seller reasonable cooperation, access, and staff assistance, as needed, during normal business hours with respect to books and records and other financial data delivered to Buyer hereunder and Seller agrees to give Buyer reasonable cooperation, access, and staff assistance as needed, during normal business hours with respect to books and records and other financial data retained by Seller, as may be necessary for general business purposes, including, without limitation for (x) the preparation of tax returns and financial statements, and
(y) the management and handling of tax audits, to an extent as will not unreasonably interfere with a party's conduct of its business, and to keep such materials reasonably accessible, and a party will not destroy or otherwise dispose of such materials for such time without the written consent of the other party.

          (b) Within 60 days of the acceptance of the Adjusted Closing Date Net Asset Statement, Buyer and its employees will assist Seller in providing all necessary information for Seller to prepare its federal and state filings for the fiscal year ended December 28, 1996.

       SECTION 6.09    BULK TRANSFER LAWS.  Buyer hereby waives compliance by
                       ------------------
Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets.
Notwithstanding anything to the contrary in Section 6.02, Seller agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply.

       SECTION 6.10    ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES.
                       ----------------------------------------------------
Buyer and Seller agree to discuss prior to the Closing Date the allocation of the Purchase Price and the Assumed Liabilities. In the event Buyer and Seller agree on such an allocation prior to the Closing Date, such allocation shall be reflected in an allocation schedule which shall be attached to this Agreement prior to the Closing. In the event such a schedule is so attached, Buyer and Seller agree to allocate the Purchase Price and the Assumed Liabilities in accordance with such schedule, to be bound by such allocations for all purposes, to account for and report the purchase and sale contemplated hereby for all purposes (including, without limitation, financial, accounting and tax purposes) in accordance with such allocations, and not to take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with such allocations without the prior written consent of the other, except to the extent such consistency is not permitted by applicable law or generally accepted accounting principles. The parties will exchange drafts of any information returns required by IRC Section 1060 and any similar state statutes, at least ten days prior to filing such returns and will discuss in good faith any modifications suggested by the receiving party. In the event Buyer and Seller fail to agree on the allocation of the Purchase Price and the Assumed Liabilities prior to the Closing Date, all references to an allocation of Purchase Price and Assumed Liabilities in this Agreement shall be of no force and effect. Buyer and Seller agree to make all reasonable efforts to agree to an allocation of Purchase Price within 60 days of the acceptance of the Adjusted Closing Date Net Asset Statement.

       SECTION 6.11    THIRD PARTY BENEFICIARIES.  This Agreement does not
                       -------------------------
create any rights in parties who are not a party to this Agreement.

       SECTION 6.12    PAYROLL TAXES.  Buyer and Seller agree that the payroll
                       -------------
taxes of the employees of the Business who are hired by Buyer will be treated in accordance with the Alternate Procedure of Section 5 in Revenue Procedure 84-77.

                                   ARTICLE 7

                                 MISCELLANEOUS
                                 -------------

       SECTION 7.01    AMENDMENT AND WAIVER.
                       --------------------

          (a) This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon Seller only if set forth in a writing executed by Seller, and any such amendment or waiver will be binding upon Buyer only if set forth in a writing executed by Buyer.

          (b) No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

       SECTION 7.02    NOTICES.  Except as otherwise expressly set forth in this
                       -------
Agreement, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given and to have been received when delivered personally, or by documented overnight delivery service, or sent by telecopy, telefax, or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested. Notices, demands and communications to Buyer or Seller will, unless another address is specified in writing, be sent to the address indicated below:

       NOTICES TO SELLER:                WITH A COPY TO:


       Metz Baking Company               Specialty Foods Corporation
       520 Lake Cook Road, Suite 520     9399 West Higgins Road, Suite 800
       Deerfield, IL  60015              Rosemont, IL  60018
       Attention:  General Counsel       Attention:  General Counsel
       Fax:  847/267-0015                Fax:  847/685-1010

       NOTICES TO BUYER:                 WITH A COPY TO:

       Silverado Foods, Inc.             Conners & Winters
       6846 S. Canton                    2400 First National Tower
       Suite 110                         15 East 5th Street
       Tulsa, OK  74136                  Tulsa, OK  74103-4391
       Attention:  Lawrence Field        Attention:  R. Kevin Redwine, Esq.
       Fax:  918/491-6290                Fax:  918/586-8549


       SECTION 7.03  ASSIGNMENT.  This Agreement and all of the provisions
                     ----------
hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without prior written consent of the other party.

       SECTION 7.04  SEVERABILITY.  Whenever possible, each provision of this
                     ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

       SECTION 7.05  NO STRICT CONSTRUCTION.  The language used in this
                     ----------------------
Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

       SECTION 7.06  CAPTIONS.  The captions used in this Agreement are for
                     --------
convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

       SECTION 7.07    COMPLETE AGREEMENT.  This document and the documents
                       ------------------
referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

       SECTION 7.08    GOVERNING LAW.  The substantive law (and not the law of
                       -------------
conflicts) of the State of California will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

       SECTION 7.09    COUNTERPARTS.  This Agreement may be executed in one or
                       ------------
more counterparts (including by means of Faxed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

       SECTION 7.10    BROKERAGE.  Buyer has not used a broker in connection
                       ---------
with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Buyer. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in Section 6.02, Buyer will indemnify Seller for any breach of its representation in this Section, and Seller will indemnify Buyer for any breach of their representation in this Section.

       SECTION 7.11    SCHEDULES.  The disclosures in the Schedules hereto are
                       ---------
to be taken as relating to the representations and warranties as a whole.

       SECTION 7.12    WAIVER OF TRIAL BY JURY.  Buyer and Seller each waive any
                       -----------------------
right to trial by jury with respect to any claim or action arising out of this Agreement, any Schedule hereto or any action or omission of Buyer or Seller in connection with the transactions contemplated hereby or thereby.

       SECTION 7.13    REPRESENTATION BY COUNSEL, INTERPRETATION.  Seller and
                       -----------------------------------------
Buyer each acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                 SILVERADO FOODS, INC.


                                 By:    /s/ Lawrence D. Field
                                       ----------------------------
                                 Name:  Lawrence D. Field
                                       ----------------------------
                                 Title: Chairman & CEO
                                       ----------------------------
                                           "BUYER"


                                 THE BAGEL PLACE, INC.


                                 By:    /s/ Robert B. Aiken
                                       ----------------------------
                                 Name:  Robert B. Aiken
                                       ----------------------------
                                 Title: Vice President
                                       ----------------------------
                                           "SELLER"